Exhibit 99.1

For Immediate Release:

Harbinger Group Inc. Announces Voting Results for Proposals at 2011 Annual Meeting of Stockholders

NEW YORK, September 15, 2011 -- Harbinger Group Inc. (NYSE: HRG) (the “Company”) today announced the voting results for the five proposals at its 2011 Annual Meeting of Stockholders held in New York City on September 15, 2011.

At the Annual Meeting, and as recommended by the Board of Directors, stockholders:

•	elected three Class I directors - Lap Wai Chan, Robin Roger and Keith M. Hladek - to the Board of Directors for a three-year term until the 2014 Annual Meeting of Stockholders;
•	ratified the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for its 2011 fiscal year;
•	approved the advisory vote on executive compensation;
•	approved, on an advisory basis, the frequency of holding a future advisory vote on executive compensation every three years; and
•	approved the Harbinger Group Inc. 2011 Omnibus Equity Award Plan.

About Harbinger Group Inc.
Harbinger Group Inc. (the “Company”) is a diversified holding company. The Company’s principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, pet supplies, home and garden control products, personal care and small appliances. The Company focuses on opportunities in these sectors as well as financial products, telecommunications, agriculture, power generation and water and natural resources. For more information on the Company, please see the Company’s website at www.harbingergroupinc.com.

CONTACT:
APCO Worldwide
Jeff Zelkowitz, 646-218-8744
jzelkowitz@apcoworldwide.com

or

Harbinger Group Inc.
Francis T. McCarron, CFO, 212-906-8560
investorrelations@Harbingergroupinc.com

SOURCE Harbinger Group Inc.